Exhibit 10.3

Herbert J Zarkin

Name of Employee

BJ’S WHOLESALE CLUB, INC.

1997 STOCK INCENTIVE PLAN

Notification of Grant

This is to advise you that the Executive Compensation Committee of BJ’s Wholesale Club, Inc. (the “Company”) has voted to grant you, effective August 9, 2004, one hundred thousand (100,000) restricted shares of Common Stock of the Company pursuant to the 1997 Stock Incentive Plan (the “1997 Plan”). Enclosed is a copy of the 1997 Plan and a copy of the prospectus describing the 1997 Plan. The restrictions on the shares acquired by you under the grant will lapse on the earlier of (i) May 15, 2007 and (ii) the date of the Company’s 2007 Annual Meeting of Stockholders, it being understood that the Restricted Stock shall become fully vested on May 15, 2007 in the event of your death or if you are terminated by the Company without cause; provided, however, that upon the occurrence of a Change of Control (as defined in the 1997 Plan) while you are so employed, all such restrictions shall automatically be deemed waived.

In order to accept the shares issued pursuant to this grant, you must sign both copies of the enclosed Restricted Stock Award Agreement and return one copy to Frank Forward, Executive Vice President, Chief Financial Officer (Rt. 22).

If so requested by you (which request may be made once at any time that is at least one year prior to the vesting date of the restricted stock covered by this Award), the Board or the ECC will permit you to exchange some or all of the unvested restricted stock for an instrument evidencing the right to future delivery of common stock at such time or times after the scheduled vesting date as you shall request; provided however, that the Board or the ECC may deny such request if in good faith it determines that honoring the request would have an adverse financial or accounting impact on the Company or is not permitted by the terms of the Plan or applicable law.

The stock certificates evidencing your shares will be held by the Company until such time as the restrictions lapse. The certificates will initially bear a legend which makes them non-transferable for any purpose. You will not be able to sell, pledge, make a gift, or otherwise dispose of the certificates bearing this legend. On the date upon which restrictions lapse or upon a Change of Control (as defined in the 1997 Plan) before all shares have become free of restrictions (assuming in either case that you are then an employee of the Company or a Subsidiary), you will be entitled to receive a new certificate, not bearing any legend, for the number of shares that have become free of restrictions.

Sincerely,

/s/ Michael T. Wedge
Michael T. Wedge
President and CEO

August 9, 2004

Herbert J Zarkin

Name of Employee

BJ’S WHOLESALE CLUB, INC.

1997 STOCK INCENTIVE PLAN

Restricted Stock Award Agreement

BJ’s Wholesale Club, Inc.

Natick, MA 01760

Attention: Treasurer

Dear Sir:

I acknowledge receipt of (i) a Notification of Grant (the “Award”) to me of Restricted Stock of BJ’s Wholesale Club, Inc. (the “Company”) dated August 9, 2004; (ii) a copy of the BJ’s Wholesale Club, Inc. 1997 Stock Incentive Plan (the “1997 Plan”); (iii) a copy of a Prospectus describing the 1997 Plan; and (iv) a copy of the Company’s 2003 Annual Report.

In consideration of the Award, I hereby agree with the Company as follows:

1. Restrictions on Transfer. During the period of time that the shares granted under the Award are restricted as set forth in the Award, and thereafter, if an event requiring me to forfeit said shares to BJ’s Wholesale Club, Inc. shall have occurred, the shares of Common Stock acquired by me pursuant to this Restricted Stock Award Agreement shall not, whether voluntarily or involuntarily, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, by operation of law or otherwise, except as specifically provided in this Agreement.

2. Forfeiture of Shares. In the event (i) I voluntarily terminate my employment with the Company or (ii) the Company terminates my employment for “cause” (as such term is defined in that certain employment agreement between the Company and me, dated July 28, 1997, as amended from time to time (“Employment Agreement”), in either case prior to the earlier of (x) May 15, 2007 and (y) the date of the Company’s 2007 Annual Meeting of Stockholders, I or my legal representative shall immediately forfeit and deliver to the Company all the shares subject to this Award. In such event, if I or my legal representative nevertheless fail or refuse to deliver such shares to the Company, I (on my own behalf and on behalf of my legal representative) agree that such shares shall nevertheless be deemed to have been forfeited pursuant to the 1997 Plan and all of my or my representative’s rights as a shareholder with respect to such shares shall terminate. This Section 2 shall cease to apply upon the date of consummation of a Change of Control of the Company (as defined in the 1997 Plan) while I am employed by the Company, at which time all restrictions on the shares of Common Stock acquired by me pursuant to this Restricted Stock Award Agreement shall be deemed waived.

3. Legends. All stock certificates evidencing shares of Common Stock of the Company issued pursuant to the Award and this Agreement shall bear a restrictive legend as follows:

THE REGISTERED OWNER OF THE SHARES OF COMMON STOCK REPRESENTED BY THE WITHIN CERTIFICATE HAS AGREED NOT TO, WHETHER VOLUNTARILY OR INVOLUNTARILY, SELL, ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF SUCH SHARES, BY OPERATION OF LAW OR OTHERWISE, EXCEPT AS SPECIFICALLY PROVIDED IN THE RESTRICTED STOCK AWARD AGREEMENT EXECUTED IN CONNECTION WITH THE AWARD OF SAID SHARES, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY. UNDER CERTAIN CONDITIONS SET FORTH IN SAID AGREEMENT, THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE IS OBLIGATED TO FORFEIT SUCH SHARES TO THE COMPANY. THE FOREGOING RESTRICTIONS SHALL LAPSE AS TO SHARES NOT SO FORFEITED, AT THE TIMES AND IN THE MANNER PROVIDED IN THE AGREEMENT.

4. Certificate for Shares. I understand that the shares of Common Stock acquired pursuant to this Restricted Stock Award Agreement may be evidenced by one or more certificates. Each certificate evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are free of all restrictions.

5. Registration of Shares. I understand that the Company has on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act of 1933. I understand that once shares have become free of restrictions, new certificates will be issued by the Company’s Transfer Agent without the legend provided for in Section 3 hereof, and that I will be free to sell the shares of Common Stock evidenced by such certificates, subject to applicable requirements of federal and state securities laws.

6. Conversion to Deferred Stock Units.

(a) Grant of Deferred Stock Units. If prior to May 15, 2006 and at a time when I am not aware of material nonpublic information concerning the Company, I have requested, and the Company has agreed to such request, the restricted shares shall be converted, subject to the terms and conditions set forth in the Award, this Agreement and in the 1997 Plan, into 100,000 Deferred Stock Units of the Company (the “Units”), representing the right to receive shares of the Company’s Common Stock under the terms and conditions set forth in the Award, this Agreement and the 1997 Plan. The Units shall vest on the same terms as the vesting of the restricted shares. I agree that the Units shall be subject to the restrictions on transfer set forth in Section 6(c) of this Agreement. Upon such conversion, I shall deliver the restricted shares to the Company and all of my rights as a shareholder with respect to such shares shall terminate.

(b) Dividend Equivalent Rights. With respect to declared dividends, if any, with record dates that occur prior to the settlement of any Units, I will be credited with additional Units having a value equal to that which I would have been entitled if my unsettled Units had been actual shares of stock, based on the fair market value of a share of stock on the applicable dividend payment date. Any such additional Units shall be considered Units under this Agreement and shall also be credited with additional Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as Units with respect to which they were credited.

(c) Restrictions on Transfer. I shall not, whether voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, (collectively “transfer”) any Units, or any interest therein, except as provided in this Agreement or the 1997 Plan. Any transfer of my Units made, or any attachment, execution, garnishment, or lien issued against or placed upon Units, other than as so permitted, shall be void.

(d) Settlement of Deferred Stock Units

(i)	Settlement Election Date. Each Unit that has vested will be settled by the delivery of one share of stock to me as soon as administratively practicable following the date on which the Units have become vested, or, if applicable, the date I have elected on the attached Deferred Settlement Election Form (any such date, the “Deferred Settlement Election Date”).

(ii)	Termination Upon Death. Notwithstanding Section 6(d)(i), if my employment with the Company is terminated by reason of my death, all Units shall be automatically settled by delivery of shares of stock to my designated beneficiary 30 days after the date of my death, but in no event prior to May 15, 2007.

(iii)	Change of Control. Notwithstanding anything to the contrary in this Agreement, upon a Change of Control of the Company (as defined in the 1997 Plan) while I am employed by the Company, all Units shall be settled by delivery of shares of stock to me upon the date of consummation of the Change of Control.

(iv)	Forfeiture of Units. In the event (i) I voluntarily terminate my employment with the Company or (ii) the Company terminates my employment for “cause” (as such term is defined in the Employment Agreement), in either case prior to the earlier of (x) May 15, 2007 and (y) the date of the Company’s 2007 Annual Meeting of Stockholders, all Units will be automatically and immediately forfeited.

(e) Claims Procedures. If I make an election to defer settlement of a Unit, the following provisions shall apply:

(i)

Presentation of Claim. I or, if I am deceased, my designated beneficiary, (referred to below as a “Claimant”) may deliver to the Executive Compensation Committee (the “Committee”) a written claim for a determination with respect to the amounts distributable to such Claimant from this Agreement. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(ii)	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(A)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(B)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice must also be set forth in a manner calculated to be understood by the Claimant:

1.	the specific reason(s) for the denial of the claim, or any part thereof;

2.	specific reference(s) to pertinent provisions of the Agreement upon which such denial was based;

3.	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

4.	an explanation of the claim review procedure set forth in Section 6(e)(iii) below.

(iii)	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(A)	may review pertinent documents;

(B)	may submit written comments or other documents; and/or

(C)	may request a hearing, which the Committee, in its sole discretion, may grant.

(iv)

Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(A)	specific reasons for the decision;

(B)	specific reference(s) to the pertinent provisions of this Agreement upon which the decision was based; and

(C)	such other matters as the Committee deems relevant.

(v)	Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 6(e) is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

7. Governing Law. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. Subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

Very truly yours,

/s/ Herbert J Zarkin
Herbert J Zarkin

Deferred Stock Unit Deferred Settlement Election Form

This Deferred Settlement Election Form relates to the Deferred Stock Units issued pursuant to the conversion of restricted shares under Section 6 of the Restricted Stock Award Agreement dated August 9, 2004 (the “Agreement”) and the terms of the 1997 Stock Incentive Plan (the “1997 Plan”). Capitalized terms appearing herein and not otherwise defined shall have the meanings ascribed to them in the Agreement:

PARTICIPANT: Herbert J Zarkin

DATE OF CONVERSION TO DEFERRED STOCK UNITS:

NUMBER OF DEFERRED STOCK UNITS: 100,000

INITIAL VESTING DATE: May 15, 2007

1.	Deferred Settlement Election.

Subject to Section 2 below, I elect to have [all/             %] of the Units that may hereinafter become vested under the Agreement to which this election relates, settled by delivery of shares of Stock to me either:

(i) in a lump sum on                     , which date is (1) after May 15, 2007 and (2) at least one year following the date of this Deferred Settlement Election Form, or

(ii) in              (no more than 3) annual installments to start on                     , which date is (1) after May 15, 2007 and (2) at least one year following the date of this Deferred Settlement Election Form.

I hereby confirm that, as of the date of this election, I am not aware of material nonpublic information concerning the Company.

2.	Automatic Settlement upon Death or Change in Control.

I hereby acknowledge that (a) upon my death the Units shall be settled 30 days after the date of my death, but in no event prior to May 15, 2007; and (b) upon a Change of Control (as defined in the 1997 Plan) while I am employed by the Company, the Units shall be settled upon the date of consummation of the Change of Control.

Date
Herbert J Zarkin

Approved: